Exhibit 99.1

California Water Service Group Reports Second Quarter 2025 Results

SAN JOSE, Calif., July 31, 2025 (GLOBE NEWSWIRE) -- California Water Service Group (Group or Company, NYSE: CWT), a leading publicly traded water utility serving California, Hawaii, New Mexico, Washington, and Texas, today reported financial results for the second quarter 2025.

Financial highlights included:

•	Net income of $42.2 million or diluted earnings per share of $0.71 in Q2 2025; net income of $55.5 million or $0.93 per diluted share year-to-date (YTD) in 2025

•	$119.4 million invested in water system infrastructure during Q2 and $229.5 million YTD in 2025

•	2024 California general rate case (2024 CA GRC) advanced

•	Agreement executed to own and operate Silverwood wastewater and recycled water systems

•	First installment of PFAS litigation settlement proceeds received totaling $10.6 million, net

•	S&P Global credit rating of A+/ Stable affirmed for California Water Service Company (Cal Water)

•	2024 Sustainability Report published highlighting progress on sustainability targets

•	322nd consecutive quarterly dividend declared in the amount of $0.30 per share

According to Chairman, President, and Chief Executive Officer Martin A. Kropelnicki, the Company’s solid financial performance reflects continued focus on cost management and affordability while it works through rate proceedings in many of its states.

“I am pleased with our results through the first half of 2025. Our team continues to make headway on our capital delivery plan while maintaining focus on delivering safe, affordable, reliable, water service to our customers,” Kropelnicki said. “I am equally pleased with the progress we are making on our 2024 California GRC, which is proceeding on schedule.”

Q2 2025 Financial Results

•	Q2 2025 revenue increased $20.7 million or 8.5% to $265.0 million, compared to revenue of $244.3 million in Q2 2024. Compared to Q2 2024 non-GAAP revenue, Q2 2025 revenue increased $17.9 million or 7.2%.

◦	Rate changes added $23.9 million of revenue.

◦	Customer water usage increased 5.0%, contributing an additional $7.0 million of revenue.

◦	These were partially offset by $9.4 million of 2021 California GRC revenue related to new rates recorded in Q2 2024 from two regulatory mechanisms [Interim Rates Memorandum Account (IRMA) and Monterey-Style Water Revenue Adjustment Mechanism (M-WRAM)].

•	Q2 2025 operating expenses increased $17.0 million or 8.7% to $213.1 million compared to operating expenses of $196.1 million in Q2 2024.

◦	Water production costs increased by $7.9 million, primarily due to an increase in wholesale water rates and increased customer usage.

◦	Other operations expenses increased $6.1 million, primarily due to lower bad debt expenses in Q2 2024 from the one-time application of California state arrearage funds to eligible past due accounts.

◦	Depreciation and amortization increased $3.1 million due to new capital assets placed in service.

•	Q2 2025 net income was $42.2 million or $0.71 per diluted share, an increase of $1.6 million or 3.9% compared to Q2 2024 net income of $40.6 million or $0.70 per diluted share. Compared to Q2 2024 non-GAAP net income, Q2 2025 decreased $0.2 million or $0.02 per diluted share. The GAAP to non-GAAP difference in Q2 2024 is due to a $1.8 million finalization in Q2 2024 of amounts recorded in Q1 2024 related to 2023 interim rate relief, net of tax.

YTD 2025 Financial Results

•	YTD 2025 revenue decreased $46.1 million or 9.0% to $468.9, compared to revenue of $515.0 million YTD in 2024. Compared to YTD 2024 non-GAAP revenue of $427.6 million, YTD 2025 revenue increased $41.3 million or 9.7%.

◦	Rate changes added $45.5 million of revenue.

◦	Customer usage increased 4.0%, contributing an additional $8.7 million of revenue.

◦	These were offset by $106.4 million change in two regulatory mechanisms (IRMA and M-WRAM) from the 2021 California GRC. This included $87.5 million of interim rate relief attributable to 2023.

•	YTD 2025 operating expenses increased $5.8 million or 1.5% to $394.8 million compared to operating expenses of $389.0 YTD in 2024.

◦	Water production costs increased by $6.7 million, primarily due to an increase in wholesale water rates and increased customer usage.

◦	Other operations expenses increased $8.0 million, primarily due to higher labor costs YTD 2025 and lower bad debt expenses in Q2 2024 from the one-time application of California state arrearage funds in 2024.

◦	Depreciation and amortization increased $6.2 million due to new capital assets placed in service.

◦	Operating expense increases were offset by $16.3 million in lower income taxes due to lower anticipated pre-tax earnings in 2025 compared to 2024 as a result of the March 2024 decision in the 2021 California GRC.

•	YTD 2025 net income was $55.5 million or $0.93 per diluted share, a decrease of 49.8% and $55.0 million or $0.97 per diluted share compared to YTD 2024 net income of $110.5 million or $1.90 per diluted share. Compared to YTD 2024 non-GAAP net income, YTD 2025 net income increased 19.4% or $9.0 million and $0.12 per diluted share. The GAAP to non-GAAP difference in YTD 2024 is due to $64.0 million, net of tax, of 2023 interim rate relief related to the 2021 California GRC recorded YTD in 2024.

Non-GAAP Financial Information

As a result of the delayed 2021 California GRC decision, interim rate relief related to 2023, including revenue of $87.5 million and net income of $64.0 million, or $1.09 per share, was recorded in Q1 2024 and finalized in Q2 2024. Non-GAAP financial measures adjust for the impact of 2023 interim rate relief on 2024 results. For more information on these non-GAAP financial measures, see the reconciliation of results and related explanations under “Non-GAAP Financial Measures” below.

Liquidity, Financing, and Capital Investment

As of June 30, 2025, Group’s cash and cash equivalents totaled $96.1 million, of which $45.6 million was restricted. Group had an additional short-term borrowing capacity of $240 million, subject to meeting the borrowing conditions on its Group and Group subsidiary, Cal Water, lines of credit.

On May 14, 2025, Group entered into an equity distribution agreement to sell shares of its common stock having an aggregate gross sales price of up to $350.0 million from time to time over the next three years under an at-the-market (ATM) equity program. Group did not utilize the ATM during Q2 2025.

On July 10, 2025, Group received a report from S&P Global Ratings in which Cal Water retained its A+/Stable rating. In the S&P report, Cal Water received a business risk rating of “Excellent” and a financial risk rating of “Intermediate.”

Group capital investments for the six months ending June 30, 2025, were $229.5 million, up 7.0% compared to June 30, 2024 YTD investments of $214.4 million.

California 2024 General Rate Case and Infrastructure Improvement Plan

On July 8, 2024, Cal Water submitted the 2024 CA GRC that included Infrastructure Improvement Plans for 2025-2027. Cal Water proposes to invest more than $1.6 billion in its districts from 2025-2027 to support its ability to provide a reliable supply of high-quality water and enhance system sustainability. In its application, Cal Water proposes to adjust rates to increase total revenue by $140.6 million, or 17.1%, in 2026; $74.2 million, or 7.7%, in 2027; and $83.6 million, or 8.1%, in 2028. Importantly, the application also proposes a Low-Use Water Equity Program that would decouple revenue from water sales to assist low-water-using, lower-income customers.

The triennial rate filing, which was initiated in July 2024, is now in an approximately 18-month long review process leading to a final California Public Utilities Commission (CPUC) decision and is progressing on schedule. Settlement discussions took place during April 2025, and hearings before the Administrative Law Judge (ALJ) occurred in May 2025. After the hearings, the ALJ requested additional information that parties to the proceedings responded to in June 2025. Opening briefs were filed on July 7, 2025, and reply briefs were filed on July 28, 2025. A final law and motion hearing is scheduled for August 5, 2025, at which point the case will be submitted to the ALJ to draft a proposed decision.

Silverwood Development

On June 24, 2025, Cal Water signed an agreement with an affiliate of DMB Development to own and operate the wastewater and recycled water systems of Silverwood, a new master-planned, mixed-use community currently under construction in San Bernardino County, California.

Under the agreement, upon completion of the community’s wastewater treatment plant, Cal Water will begin serving approximately 500 wastewater connections that will initially be served by the City of Hesperia. At full development buildout, Silverwood is expected to have more than 15,000 customer connections. Cal Water will build and own the wastewater treatment plant and take ownership of the wastewater collection system and recycled water distribution system in phases as they are completed and ready to accommodate new connections. Construction of the wastewater treatment facility for phase one is expected to range between $60.0 million and $70.0 million.

PFAS Settlement

The Company is a party to four separate class-action settlements with the following companies: 3M Company; E.I. Du Pont de Nemours and Company (n/k/a EIDP, Inc.), DuPont de Nemours, Inc., The Chemours Company, The Chemours Company FC, LLC, and Corteva, Inc. (collectively, DuPont); Tyco Fire Products LP; and BASF Corporation. These settlements are designed to resolve certain claims for PFAS contamination of drinking water in active public water systems. The Company plans to use settlement proceeds received, net of fees and expenses, to offset capital expenditures required to comply with PFAS drinking water regulations. In May of 2025, the Company received $10.6 million of proceeds, net of legal fees and expenses, from a settlement with 3M Company. This was the first of ten unequal settlement installments that the Company expects to receive from 3M Company. This was the first of ten unequal settlement installments that the Company expects to receive from 3M Company. The second installment is expected to be received from 3M Company in late 2025 and the remaining installments are expected to be received annually thereafter. Proceeds from settlements with DuPont, Tyco Fire Products LP, and BASF Corporation are expected to be received beginning in late 2025.

2024 Sustainability Report

In June, Group published its 2024 Sustainability Report, highlighting continued progress across its four key focus areas: protecting the planet, serving customers, engaging the workforce, and governing with integrity. Among the highlights were:

•	Reduction of Scope 1 and 2 greenhouse gas emissions by 23.5% from the Company’s 2021 baseline and investment of nearly $3.0 million in energy efficiency upgrades.

•	100% compliance with water quality standards and more than 615,000 water tests conducted.

•	Donation of more than $1.1 million to community organizations.

•	Expansion of employee training by 17%, new Career Pathways program introduced, and expanded supplier oversight and diversity efforts.

Dividend

The Group Board of Directors has declared the 322nd consecutive quarterly dividend in the amount of $0.30 per common share, which is expected to yield an annual dividend of $1.20 per common share. In addition, in January, the Group Board of Directors declared a one-time special dividend in the amount of $0.04 per common share. The Company has increased its dividend for 58 consecutive years and has a five-year compound annual dividend growth rate of 7.7%.

For additional details, please see Form 10-Q which will be available at:

https://www.calwatergroup.com/investors/financials-filings-reports/sec-filings

Quarterly Earnings Teleconference

All stockholders and interested investors are invited to attend the conference call on Thursday, July 31, 2025, at 8 a.m. PT/11 a.m. ET by dialing 1-800-715-9871 or 1-646-307-1963 and keying in ID# 4275238, or accessing the live audio webcast at https://edge.media-server.com/mmc/p/skfes8tg. Please join at least 15 minutes in advance to ensure a timely connection to the call. A replay of the call will be available from 2 p.m. ET on Thursday, July 31, 2025, through Monday, September 29, 2025, at 1-800-770-2030 or 1-609-800-9909 and by keying in ID# 4275238, or by accessing the webcast above. The call will be hosted by Chairman, President and Chief Executive Officer Martin A. Kropelnicki, Senior Vice President, Chief Financial Officer and Treasurer James P. Lynch, and Chief Business Development Officer and Vice President, TWSC, Inc., Shilen M. Patel. Prior to the call, Group will furnish a slide presentation on its website.

About California Water Service Group

California Water Service Group is the parent company of regulated utilities California Water Service, Hawaii Water Service, New Mexico Water Service, and Washington Water Service, as well as Texas Water Service, a utility holding company. Together, these companies provide regulated and non-regulated water and wastewater service to more than 2.1 million people in California, Hawaii, New Mexico, Washington, and Texas. California Water Service Group’s common stock trades on the New York Stock Exchange under the symbol “CWT.” Additional information is available online at www.calwatergroup.com.

This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 (“PSLRA”). The forward-looking statements are intended to qualify under provisions of the federal securities laws for “safe harbor” treatment established by the PSLRA. Forward-looking statements in this news release are based on currently available information, expectations, estimates, assumptions and projections, and our management’s beliefs, assumptions, judgments and expectations about us, the water utility industry and general economic conditions. These statements are not statements of historical fact. When used in our documents, statements that are not historical in nature, including words like will, would, expects, intends, plans, believes, may, could, estimates, assumes, anticipates, projects, progress, predicts, hopes, targets, forecasts, should, seeks or variations of these words or similar expressions are intended to identify forward-looking statements. Examples of forward-looking statements in this news release include, but are not limited to, statements describing Group’s expected financial performance, investments in infrastructure projects, the anticipated transfer of ownership pursuant to and expected benefits resulting from the Silverwood agreement, and expectations regarding Group’s plans and proposals pursuant to and progress of the 2024 CA GRC, and annual dividend yield. Forward-looking statements are not guarantees of future performance. They are based on numerous assumptions that we believe are reasonable, but they are open to a wide range of uncertainties and business risks. Consequently, actual results or outcomes may vary materially from what is contained in a forward-looking statement. Factors that may cause actual results or outcomes to be different than those expected or anticipated include, but are not limited to: the outcome and timeliness of regulatory commissions’ actions concerning rate relief and other matters, including with respect to the 2024 CA GRC; the impact of opposition to rate increases; our ability to recover costs; federal governmental and state regulatory commissions’ decisions, including decisions on proper disposition of property; changes in state regulatory commissions’ policies and procedures, such as the CPUC’s decision in 2020 to preclude companies from proposing full decoupling, which impacted the 2021 California GRC Filing; changes in California State Water Resources Control Board water quality standards; changes in environmental compliance and water quality requirements, such as the United States Environmental Protection Agency’s (EPA) finalization of a National Primary Drinking Water Regulation establishing legally enforceable maximum contaminant levels (MCL) for PFAS in drinking water in 2024 as well as legal challenges to such MCLs; the impact of weather, climate change, natural disasters, including wildfires and landslides, and actual or threatened public health emergencies, including disease outbreaks, on our operations, water quality, water availability, water sales, and operating results and the adequacy of our emergency preparedness; electric power interruptions, especially as a result of public safety power shutoff programs; availability of water supplies; our ability to invest or apply the proceeds from the issuance of common stock in an accretive manner; consequences of eminent domain actions relating to our water systems; increased risk of inverse condemnation losses as a result of the impact of weather, climate change, and natural disasters, including wildfires and landslides; housing and customer growth; issues with the implementation, maintenance or security of our information technology systems; our ability to renew leases to operate water systems owned by others on beneficial terms; civil disturbances or terrorist threats or acts; the adequacy of our efforts to mitigate physical and cyber security risks and threats; the ability of our enterprise risk management processes to identify or address risks adequately; labor relations matters as we negotiate with the unions; changes in customer water use patterns and the effects of conservation, including as a result of drought conditions; our ability to complete, in a timely manner or at all, successfully integrate and achieve anticipated benefits from announced acquisitions; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; risks associated with expanding our business and operations geographically; the impact of stagnating or worsening business and economic conditions, including inflationary pressures, general economic slowdown or a recession, changes in tariff policy and uncertainty regarding tariffs and other retaliatory trade measures, the interest rate environment, changes in monetary policy, adverse capital markets activity or macroeconomic conditions as a result of geopolitical conflicts; the impact of market conditions and volatility on unrealized gains or losses on our non-qualified benefit plan investments and our operating results; the impact of weather and timing of meter reads on our accrued unbilled revenue; the impact of evolving legal and regulatory requirements, including emerging environmental, social and governance requirements; the impact of the evolving U.S. political environment that has led to, in some cases, legal challenges and uncertainty around the funding, functioning, and policy priorities of the U.S. federal regulatory agencies and the status of current and future regulations; and other risks and unforeseen events described in our Securities and Exchange Commission (“SEC”) filings. In light of these risks, uncertainties and assumptions, investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release. When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph, as well as the Annual Report on Form 10-K, Quarterly 10-Q, and other reports filed from time-to-time with the SEC. We are not under any obligation, and we expressly disclaim any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. A credit rating is not a recommendation to buy, sell or hold any securities, may be changed at any time by the applicable ratings agency and should be evaluated independently of any other information.

Contacts:

James P. Lynch (408) 367-8200 (analysts)

Shannon Dean (408) 367-8243 (media)

CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED BALANCE SHEETS

Unaudited

(In thousands, except per share data)	June 30, 2025	December 31, 2024
ASSETS
Utility plant:
Utility plant	$5,627,888	$5,400,489
Less accumulated depreciation and amortization	(1,293,277)	(1,241,785)
Net utility plant	4,334,611	4,158,704
Current assets:
Cash and cash equivalents	50,539	50,121
Restricted cash	45,617	45,566
Receivables:
Customers, net	75,437	58,585
Regulatory balancing accounts	63,169	55,917
Other, net	28,109	33,976
Accrued and unbilled revenue, net	52,802	39,718
Materials and supplies	19,879	20,511
Taxes, prepaid expenses, and other assets	26,029	19,742
Total current assets	361,581	324,136
Other assets:
Regulatory assets	359,919	357,406
Goodwill	37,063	37,063
Other assets	306,755	302,974
Total other assets	703,737	697,443
TOTAL ASSETS	$5,399,929	$5,180,283
CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock, $0.01 par value; 136,000 shares authorized, 59,581 and 59,484 outstanding on June 30, 2025 and December 31, 2024, respectively	$596	$595
Additional paid-in capital	968,820	966,975
Retained earnings	692,319	674,918
Accumulated other comprehensive loss	(6,909)	(7,217)
Noncontrolling interests	2,443	3,015
Total equity	1,657,269	1,638,286
Long-term debt, net	1,104,046	1,104,571
Total capitalization	2,761,315	2,742,857
Current liabilities:
Current maturities of long-term debt, net	72,467	72,422
Short-term borrowings	360,000	205,000
Accounts payable	166,958	167,533
Regulatory balancing accounts	17,641	22,648
Accrued other taxes	3,065	6,084
Accrued interest	8,980	8,406
Other accrued liabilities	56,969	56,271
Total current liabilities	686,080	538,364
Deferred income taxes	422,779	411,083
Regulatory liabilities	845,657	814,551
Pension	82,166	81,665
Advances for construction	207,730	202,614
Contributions in aid of construction	294,867	294,970
Other	99,335	94,179
Commitments and contingencies
TOTAL CAPITALIZATION AND LIABILITIES	$5,399,929	$5,180,283

CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share data)	2025	2024	2025	2024
Operating revenue	$264,954	$244,299	$468,927	$515,048
Operating expenses:
Operations:
Water production costs	85,503	77,644	148,494	141,829
Administrative and general	33,317	32,042	67,491	67,638
Other operations	31,695	25,626	60,531	52,551
Maintenance	9,043	8,790	16,711	16,800
Depreciation and amortization	36,029	32,978	71,985	65,822
Income tax expense	6,915	8,689	7,950	24,227
Property and other taxes	10,643	10,364	21,611	20,121
Total operating expenses	213,145	196,133	394,773	388,988
Net operating income	51,809	48,166	74,154	126,060
Other income and expenses:
Non-regulated revenue	4,911	5,513	9,992	10,611
Non-regulated expenses	(2,868)	(4,125)	(6,334)	(6,079)
Other components of net periodic benefit credit	4,589	4,338	9,389	7,611
Allowance for equity funds used during construction	1,898	1,819	3,695	3,561
Income tax expense on other income and expenses	(1,752)	(1,306)	(3,455)	(2,627)
Net other income	6,778	6,239	13,287	13,077
Interest expense:
Interest expense	17,464	14,840	33,973	30,640
Allowance for borrowed funds used during construction	(927)	(812)	(1,784)	(1,570)
Net interest expense	16,537	14,028	32,189	29,070
Net income	42,050	40,377	55,252	110,067
Net loss attributable to noncontrolling interests	(118)	(174)	(247)	(401)
Net income attributable to California Water Service Group	$42,168	$40,551	$55,499	$110,468
Earnings per share of common stock:
Basic	$0.71	$0.70	$0.93	$1.90
Diluted	$0.71	$0.70	$0.93	$1.90
Weighted average shares outstanding:
Basic	59,574	58,292	59,542	58,013
Diluted	59,629	58,325	59,590	58,046
Dividends per share of common stock	$0.30	$0.28	$0.64	$0.56

Non-GAAP Financial Measures

The Company’s revenue, net income, and diluted earnings per share are prepared in accordance with GAAP and represent amounts reported on filings with the Securities and Exchange Commission. Adjusted revenue, net income, and diluted earnings per share are non-GAAP financial measures representing GAAP balances that, in this earnings release, are adjusted to exclude the effects of 2023 interim rate relief related to the delayed 2021 California GRC decision recorded by the Company in March 2024 and finalized in the second quarter of 2024. These non-GAAP financial measures are provided as additional information for investors and analysts to better assess the Company’s 2025 financial performance as compared to 2024 without the impact of the 2023 interim rate relief on 2024 results. Management also uses these non-GAAP financial measures in evaluating the Company’s performance. These non-GAAP financial measures may be different from non-GAAP financial measures used by other companies, even when the same or similarly titled terms are used to identify such measures, limiting their usefulness for comparative purposes. Further, these non-GAAP financial measures should be considered as a supplement to the financial information prepared on a GAAP basis rather than an alternative to the respective GAAP measures.

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except per share amounts)	2025	2024	2025	2024
Reported GAAP Revenue	$264,954	$244,299	$468,927	$515,048
Adjustments:
2023 interim rate relief related to the 2021 California General Rate Case recorded in 2024	—	2,784	—	(87,482)
Adjusted Revenue (non-GAAP)	$264,954	$247,083	$468,927	$427,566

Reported GAAP Net Income	$42,168	$40,551	$55,499	$110,468
Adjustments:
2023 interim rate relief related to the 2021 California General Rate Case recorded in 2024	—	1,833	—	(63,980)
Adjusted Net Income (non-GAAP)	$42,168	$42,384	$55,499	$46,488

Reported GAAP Diluted Earnings Per Share	$0.71	$0.70	$0.93	$1.90
Adjustments:
2023 interim rate relief related to the 2021 California General Rate Case recorded in 2024	—	0.03	—	(1.09)
Adjusted Diluted Earnings Per Share (non-GAAP)	$0.71	$0.73	$0.93	$0.81